Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Tom Pearson
Corporate Communications
(610) 407-9260

Kathy Lawton
(617) 494-0400

ARIAD ANNOUNCES DISCOVERY OF NEW ONCOLOGY DRUG

CANDIDATES AT UBS WARBURG LIFE SCIENCES CONFERENCE

Cambridge, MA, October 11, 2001 – ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced results of recent studies on its new small-molecule drug candidates to treat bone metastases and solid tumors.

AP23451, a small-molecule inhibitor of bone breakdown being developed by ARIAD to treat cancer that has spread to bone, is targeted to enter clinical trials during the second half of 2002. Bone metastases are a frequent and debilitating complication of many cancers, especially breast, prostate, and lung cancer and multiple myeloma. Bone metastases, like osteoporosis, result in severe bone loss but also are associated with local pain, fractures, vertebral instability and compression, and elevations in blood calcium often to life-threatening levels. Use of a drug that blocks bone resorption, such as AP23451, may lead to a less favorable environment for cancer cell proliferation and growth by reducing the cell-growth promoters released locally by the breakdown of bone. ARIAD’s development of AP23451 complements its ongoing development of a dual-action drug candidate to treat osteoporosis – a compound that stimulates bone formation in addition to blocking bone resorption.

Another major advance in ARIAD’s oncology product portfolio is the development of AP21626 and its analogs to treat solid tumors. Compounds of the AP21626 class block cell cycle and growth of tumors by down-regulating a key signaling pathway that is accentuated in cancer cells deficient in a tumor suppressor gene, known as PTEN. This suggests that these compounds may be especially potent against cancers that are deficient in PTEN, such as cancer of the prostate, uterus, pancreas, and ovaries, as well as melanoma, leukemia, and gliomas. Genetic characterization of such tumors may allow selection of patients most likely to benefit from ARIAD’s new drug candidate.

“Today’s announcement of the discovery of two new cancer drug candidates, along with our product candidates to treat graft-vs-host disease following T cell immunotherapy and to treat anemia, underscores our commitment to building a hematology and oncology business,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

The Company’s programs in bone therapeutics (osteoporosis and bone metastases) will be the subject of four presentations at the annual meeting of the American Society for Bone and Mineral Research, which begins tomorrow in Phoenix, Arizona. Further information about this meeting is available at the Society’s website (www.asbmr.org).

ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company’s lead product candidates – treatments for bone metastases and bone pain, osteoporosis, cancer, anemia and graft-vs-host disease following T cell immunotherapy – all were developed through the integration of genomics, proteomics and structure-based drug design. ARIAD’s RegTech cell-signaling regulation technologies are being used by almost 500 academic investigators providing a robust source of potential new technologies, drug targets and product candidates that the Company may develop. ARIAD also has an exclusive license to pioneering technology related to the discovery and development of drugs that modulate the cellular protein, NF-κB, and its associated pathways, which regulate the transcription of key genes involved in many major diseases. Additional information about ARIAD can be found on the web at www.ariad.com.

Some of the matters discussed herein are forward-looking statements. Such statements are identified by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied in such statements. These risks include, but are not limited to, risks and uncertainties regarding the Company’s preclinical studies, the Company’s ability to conduct clinical trials of its product candidates and the results of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on the Company’s collaborators and other factors. These risks are identified in ARIAD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

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